NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES EXERCISE OF PUT OPTION ON ITS MANCHESTER, CONNECTICUT WAREHOUSE

NEW YORK, NEW YORK (October 26, 2011) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today announced that it has exercised, in accordance with the lease terms, its option to put its 308,000 square foot warehouse in Manchester, Connecticut to the lessee in that facility.  The lease, which is for the entire building, was signed in 2008 for a seven-year term, and contains provisions whereby Griffin could put the building to the lessee during a certain period of the lease at the agreed upon price of $16.0 million.  The lease also contains an option for the lessee to call the building during a different period of the lease at the same price.  Closing on the sale of this property is subject to certain conditions, and is anticipated to occur in the 2012 first quarter.  There is no guarantee that this sale will be completed under its current terms, or at all.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, its landscape nursery business.  Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved particularly with respect to the closing on the sale of the Manchester, Connecticut warehouse and other statements that are not historical facts.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements.  Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 27, 2010.  Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.